Exhibit 99.8

July 23, 2015

To Our Valued Distribution Partners,

I am pleased to share some exciting news with you. We have just announced that StanCorp will be acquired by Meiji Yasuda. Attached is the press release we issued, which has more detailed information, but I wanted to take this opportunity to tell you about the news directly and offer some context and why I think this is good news for you too.

Before we get into the details, here’s the key thing to understand. Our operations, headquarters, management team, distribution channels, product mix and our purpose and values will remain the same. We will continue serving our customers and working with you, our valued partners.

First, let me provide some background on Meiji Yasuda. Meiji Yasuda is the oldest and third largest private life insurance company in Japan, headquartered in Tokyo. With over 40,000 employees and 6.5 million customers, Meiji Yasuda specializes in group and individual life insurance, bancassurance, and group annuity products, and has assets of $303 billion and premium income of $28 billion. In addition to Japan, Meiji Yasuda has several insurance operations throughout Poland, China, Thailand and Indonesia, but has only a very small presence in the U.S. through its subsidiary, Pacific Guardian Life Insurance Company.

As a result of the transaction, The Standard will become Meiji Yasuda’s primary presence and partner in the U.S., operating under The Standard brand within Meiji Yasuda’s global structure. Our expertise in group and individual insurance, retirement and investment products and services and commercial mortgage loans, coupled with Meiji Yasuda’s global businesses and resources, will create a stronger and more diversified leading global insurer.

Most importantly, while this combination will make The Standard part of a larger and well-respected international company, we do not anticipate any changes to our products, services or our focus on you, our partners. Both Meiji Yasuda and The Standard are leaders in our respective markets today and our companies share similar cultures, principles and values. In fact, the common culture of the two organizations was very important to both sides of this transaction.

The Standard will continue to operate business-as-usual leading up to and following the transaction, which is expected to close in the first quarter of 2016. We remain focused on continuing to meet the evolving needs of the people we serve, and together, the combined company will continue to execute on our collective business plans and look for opportunities to better serve our partners and our mutual customers.

We’ll stay in touch as future developments take place. You can also visit www.standard.com for more information. Should you have any questions, please do not hesitate to reach out to [            ].

We greatly value our relationship with you and appreciate your partnership with The Standard.

Sincerely,

[            ]

Additional Information and Where to Find It

In connection with the proposed merger transaction, StanCorp will file with the SEC and furnish to the StanCorp’s shareholders a proxy statement and other relevant documents. BEFORE MAKING ANY VOTING DECISION, STANCORP’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE MERGER. StanCorp’s shareholders will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, StanCorp’s shareholders may obtain a free copy of the proxy statement and other of StanCorp’s filings with the SEC from StanCorp’s website at www.stancorpfinancial.com or by directing a request to: Jeff Hallin, Vice President, Investor Relations and Capital Markets, 1100 Southwest Sixth Avenue, Portland, OR 97204. The directors, executive officers and certain other members of management and employees of StanCorp may be deemed “participants” in the solicitation of proxies from shareholders of StanCorp in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of StanCorp in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about StanCorp’s executive officers and directors in its Annual Report on Form 10-K filed with the SEC on February 26, 2015 and in its definitive proxy statement filed with the SEC on Schedule 14A on March 23, 2015.